Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement of ClearSign Combustion Corporation on Form S-8 with respect to the registration of 1,378,696 shares of the Company’s common stock for the Company’s 2011 Equity Incentive Plan of our report dated March 27, 2018, relating to the consolidated balance sheets of ClearSign Combustion Corporation and subsidiary (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017 which is contained in the annual report on Form 10-K filed on March 27, 2018. Our report contains an emphasis of a matter paragraph regarding the Company’s liquidity.

/s/ Gumbiner Savett Inc.

November 8, 2018

Santa Monica, California